Filed pursuant to Rule 433

Registration Statement No. 333-261476

Pricing Term Sheet

Dated January 24, 2023

The Bank of Nova Scotia

Senior Medium-Term Notes, Series I

Consisting of

$1,250,000,000 4.750% Senior Medium-Term Notes due 2026

$1,250,000,000 4.850% Senior Medium-Term Notes due 2030

US$1,250,000,000 4.750% Senior Medium-Term Notes due 2026

Issuer:	The Bank of Nova Scotia

Title of the Series:	4.750% Senior Medium-Term Notes, due February 2, 2026 (the “2026 Notes”)

Expected Ratings*:	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$1,250,000,000

Issue Price:	99.912%, plus accrued interest, if any, from February 2, 2023 to the date of delivery.

Trade Date:	January 24, 2023

Settlement Date**:	February 2, 2023 (T+7)

Maturity Date:	February 2, 2026

Minimum Denomination:	US$2,000 and integral multiples of US$1,000 in excess thereof.

Interest Rate:	For each Interest Period (as defined below), the 2026 Notes will bear interest at the fixed rate of 4.750% per annum.

Treasury Benchmark:	UST 3.875% Notes due January 15, 2026

Treasury Benchmark Price:	100-2

Treasury Yield:	3.852%

Re-offer Spread to Treasury Benchmark:	+93 basis points

Re-Offer Yield:	4.782%

Fees:	0.250%

Interest Payment Dates:	Semi-annually, on each February 2 and August 2, beginning on August 2, 2023 and ending on the Maturity Date or redemption date, subject to the Payment Convention, as described below.

Interest Periods:	The 2026 Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, commencing on the Settlement Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the Payment Convention, as described below.

Payment Convention:	If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the Bank will postpone the making of such interest or principal payment to the next succeeding Business Day, and no additional interest will be paid in respect of the postponement.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:

The Bank may redeem the 2026 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2026 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Bank in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Bank after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Bank shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Maturity Date of the 2026 Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Maturity Date of the 2026 Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date, H.15 or any successor designation or publication is no longer published, the Bank shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Maturity Date of the 2026 Notes, as applicable. If there is no United States Treasury security maturing on the Maturity Date of the 2026 Notes but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date of the 2026 Notes, one with a maturity date preceding the Maturity Date of the 2026 Notes and one with a maturity date following the Maturity Date of the 2026 Notes, the Bank shall select the United States Treasury security with a maturity date preceding the Maturity Date of the 2026 Notes. If there are two or more United States Treasury securities maturing on the Maturity Date of the 2026 Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Bank shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Tax Redemption:	The Bank may also redeem the 2026 Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2026 Notes together with accrued and unpaid interest on such 2026 Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the prospectus supplement dated December 29, 2021 (the “Prospectus Supplement”).

Canadian Bail-in Powers Acknowledgement:	Yes. The 2026 Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	06417X AN1 / US06417XAN12

Lead Managers and Joint Book-Runners:	Scotia Capital (USA) Inc. BofA Securities, Inc. Deutsche Bank Securities Inc.

Co-Managers:	Academy Securities, Inc. Desjardins Securities Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

US$1,250,000,000 4.850% Senior Medium-Term Notes due 2030

Issuer:	The Bank of Nova Scotia

Title of the Series:	4.850% Senior Medium-Term Notes, due February 1, 2030 (the “2030 Notes”)

Expected Ratings*:	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$1,250,000,000

Issue Price:	99.930%, plus accrued interest, if any, from February 2, 2023 to the date of delivery.

Trade Date:	January 24, 2023

Settlement Date**:	February 2, 2023 (T+7)

Maturity Date:	February 1, 2030

Minimum Denomination:	US$2,000 and integral multiples of US$1,000 in excess thereof.

Interest Rate:	For each Interest Period (as defined below), the 2030 Notes will bear interest at the fixed rate of 4.850% per annum.

Treasury Benchmark:	UST 3.875% Notes due December 31, 2029

Treasury Benchmark Price:	102-06 3⁄4

Treasury Yield:	3.512%

Re-offer Spread to Treasury Benchmark:	+135 basis points

Re-Offer Yield:	4.862%

Fees:	0.400%

Interest Payment Dates:	Semi-annually, on each February 1 and August 1, beginning on August 1, 2023 (short first interest period) and ending on the Maturity Date or redemption date, subject to the Payment Convention, as described below.

Interest Periods:	The 2030 Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, commencing on the Settlement Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the Payment Convention, as described below.

Payment Convention:	If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the Bank will postpone the making of such interest or principal payment to the next succeeding Business Day, and no additional interest will be paid in respect of the postponement.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:

The Bank may redeem the 2030 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Bank in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Bank after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Bank shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Maturity Date of the 2030 Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Maturity Date of the 2030 Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date, H.15 or any successor designation or publication is no longer published, the Bank shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Maturity Date of the 2030 Notes, as applicable. If there is no United States Treasury security maturing on the Maturity Date of the 2030 Notes but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date of the 2030 Notes, one with a maturity date preceding the Maturity Date of the 2030 Notes and one with a maturity date following the Maturity Date of the 2030 Notes, the

Bank shall select the United States Treasury security with a maturity date preceding the Maturity Date of the 2030 Notes. If there are two or more United States Treasury securities maturing on the Maturity Date of the 2030 Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Bank shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Tax Redemption:	The Bank may also redeem the 2030 Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2030 Notes together with accrued and unpaid interest on such 2030 Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2030 Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	06417X AP6 / US06417XAP69

Lead Managers and Joint Book-Runners:	Scotia Capital (USA) Inc. BofA Securities, Inc. Deutsche Bank Securities Inc.

Co-Managers:	Academy Securities, Inc. Desjardins Securities Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*

Note: A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the notes will be required, by virtue of the fact that the notes initially will settle in seven business days (T+7), to specify alternative settlement arrangements to prevent a failed settlement.

The Notes are bail-inable notes (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

The Issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Scotia Capital (USA) Inc. at 1-800-372-3930, BofA Securities, Inc. at 1-800-294-1322 or Deutsche Bank Securities Inc. at 1-800-503-4611.

No EU or UK Prospectus, as the Notes are to be offered in the EEA and the UK only to qualified investors, as defined in Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended. No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

This Pricing Term Sheet is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Pricing Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Pricing Term Sheet relates is available only to relevant persons and will be engaged in only with relevant persons.

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